UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2009

EMTEC, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-32789	87-0273300
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Greentree Center, Suite 117
Marlton, New Jersey 08053
 (Address of principal executive offices)

(856) 552-4204
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

On February 12, 2009, 7119747 Canada Inc. (“Emtec Canada”), a wholly-owned subsidiary of Emtec, Inc. (the “Registrant”), and Emtec Infrastructure Services Corporation, a wholly-owned subsidiary of the Registrant (“Emtec Infrastructure”), KOAN-IT Corp. (“KOAN-IT”) and the shareholders of KOAN-IT (the “Shareholders”) entered into a Share Purchase Agreement (the “Purchase Agreement”), pursuant to which (i) Emtec Canada agreed to acquire all of the outstanding stock of KOAN-IT from the Shareholders and (ii) Emtec Infrastructure acquired all of the outstanding stock of KOAN-IT (US) Corp., a wholly-owned subsidiary of KOAN-IT, from KOAN-IT for an aggregate consideration of up to approximately CAN$4 million.  The purchase price consists of (i) cash at closing in an aggregate amount equal to CAN$1,500,000 (consisting of CAN$1.475 million for the outstanding stock of KOAN-IT and CAN$25,000 for the outstanding stock of KOAN-IT (US)), (ii) unsecured subordinated promissory notes issued to each of the Shareholders in an aggregate principal amount of CAN$500,000 payable in full on the 12 month anniversary of the closing and (iii) the potential right to receive additional cash consideration each year for the next three years on the anniversary of the closing if certain performance goals are met. The purchase price may be reduced pursuant to a post-closing working capital adjustment.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement. A copy of the Purchase Agreement is attached to this report as Exhibit 2.1 and is incorporated by reference herein.

Item 7.01: Regulation FD Disclosure

On February 12, 2009, the Registrant issued a press release announcing the consummation of its acquisition of KOAN-IT.  A copy of the press release is attached to this report as Exhibit 99.1

The information in this report (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

Item 8.01: Other Events.

On February 12, 2009, KOAN-IT entered into employment agreements with each of Peter Pranschke, the president of KOAN-IT, Kim Orava, the Vice President of Corporate Services of KOAN-IT, Tim Stratton, the Senior Director of Consulting Services of KOAN-IT and Dominique Roberge, the Vice President of Sales of KOAN-IT.

Mr. Pranschke’s employment agreement provides for his continued employment through February 12, 2012 at a base salary of  CAN$150,000 per year.  Ms. Orava’s employment agreement provides for her continued employment through February 12, 2012 at a base salary of CAN$150,000 per year.  Mr. Stratton’s employment agreement provides for him continued employment through February 12, 2012 at a base salary of CAN$140,000 per year.  Mr. Roberge’s employment agreement provides for his continued employment through February 12, 2012 at a base salary of CAN$170,000 per year.  Each of Mr. Pranschke, Ms. Orava, Mr. Stratton and Mr. Roberge will also be eligible to receive an annual discretionary performance bonus and will also be entitled to participate in KOAN-IT’s employee benefits plans.

Upon termination of each of Mr. Pranschke’s, Ms. Orava’s, Mr. Stratton’s and Mr. Roberge’s employment, in addition to accrued but unpaid base salary and benefits, each of them may be entitled to severance payments.  If such termination is by KOAN-IT without cause or by Mr. Pranschke, Ms. Orava, Mr. Stratton or Mr. Roberge, as applicable, for good reason, Mr. Pranschke, Ms. Orava, Mr. Stratton or Mr. Roberge, as applicable, would be entitled to receive the greater of his or her, as the case may be, base salary for a one-year period thereafter or the statutory severance required by applicable law; provided that such executive executes and does not revoke a release of claims against KOAN-IT.

The foregoing description of the employment agreements does not purport to be complete and is qualified in its entirety by reference to each employment agreement. A copy of each employment agreement is attached to this report as Exhibits 99.2 through 99.5 and each employment agreement is incorporated by reference herein.

Item 9.01: Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

2.1	Share Purchase Agreement by and among 7119747 Canada Inc., Emtec Infrastructure Services Corporation, KOAN-IT Corp. and the Shareholders of KOAN-IT Corp. dated February 12, 2009.

99.1	Emtec Inc. Press Release dated February 12, 2009.

99.2	Employment Agreement between KOAN-IT Corp. and Peter Pranschke dated February 12, 2009.

99.3	Employment Agreement between KOAN-IT Corp. and Kim Orava dated February 12, 2009.

99.4	Employment Agreement between KOAN-IT Corp. and Tim Stratton dated February 12, 2009.

99.5	Employment Agreement between KOAN-IT Corp. and Dominique Roberge dated February 12, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMTEC, INC.

Date: February 13, 2009	By:	/s/ Dinesh Desai
Name : Dinesh Desai
Title : Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Share Purchase Agreement by and among 7119747 Canada Inc., Emtec Infrastructure Services Corporation, KOAN-IT Corp. and the Shareholders of KOAN-IT Corp. dated February 12, 2009.

99.1	Emtec Inc. Press Release dated February 12, 2009.

99.2	Employment Agreement between KOAN-IT Corp. and Peter Pranschke dated February 12, 2009.

99.3	Employment Agreement between KOAN-IT Corp. and Kim Orava dated February 12, 2009.

99.4	Employment Agreement between KOAN-IT Corp. and Tim Stratton dated February 12, 2009.

99.5	Employment Agreement between KOAN-IT Corp. and Dominique Roberge dated February 12, 2009.